EXHIBIT 99.1

       Ultralife Batteries, Inc. Reports Third Quarter Results

    NEWARK, N.Y.--(BUSINESS WIRE)--Oct. 28, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported operating income of $1.5 million on revenues of $24.4 million for its third quarter ended September 25, 2004. Operating income and revenue increased 34% and 23%, respectively, over the same three-month period in 2003 when the company reported operating income of $1.1 million on revenue of $19.9 million.
    Revenues for the third quarter of 2004 benefited from higher military orders for HiRate(R) batteries and a substantial increase in sales of rechargeable batteries to $2.6 million from $0.3 million in 2003.
    As a percentage of revenues, gross margins were 20%, consistent with last year. Operating expenses increased $0.6 million to $3.3 million in the third quarter of 2004, reflecting the addition of selling, general and administrative resources to support the company's growth objectives. Operating expenses amounted to 14% of revenues, consistent with the same quarter in 2003.
    Net income for the third quarter of 2004 was $1.4 million, or $0.09 per diluted share, compared with $1.8 million, or $0.12 per diluted share, in the comparable quarter in 2003 which included a $0.8 million gain on the forgiveness of debt. During the quarter, the company significantly strengthened the balance sheet as a result of its credit facility refinancing. At of the end of the quarter, cash stood at $12.8 million and interest-bearing debt was $10.3 million, resulting in a 19% debt/capital ratio.
    For the nine months ended September 25, 2004, revenues reached $79.8 million, a 44% increase over the $55.4 million reported for the same period last year. Operating income for the year-to-date period more than doubled to $8.5 million compared to $3.7 million last year. Net income for first nine months of 2004 was $4.3 million, or $0.28 per diluted share, compared to $4.2 million, or $0.31 per diluted share, for 2003. Net income for 2004 included a $4.0 million second quarter non-cash charge related to the company's investment in Ultralife Taiwan, Inc.
    John Kavazanjian, president and chief executive officer, said, "Third quarter revenue and operating income came in slightly better than we anticipated last month when we announced our revised outlook for the second half of 2004. Since then, we have had several discussions with the military; unfortunately we do not have resolution yet on two outstanding issues, namely, a unit pricing adjustment on our current BA-5390 contract and additional BA-5390 orders. These discussions have, however, given us renewed confidence in the strength of our position with the military and reaffirmed our belief in the long-term growth potential the military business offers us."
    Kavazanjian continued, "On the commercial side, we are seeing growing success, particularly in our rechargeable business. To support expanding and increasing opportunities in our target markets, including medical, automotive telematics, and portable electronics, we have added resources in the areas of selling, marketing and product development. Once we are designed into an application, we believe we will enjoy a critical advantage over competitors due to the multi-step, iterative design and qualification process involved in turning these opportunities into volume orders. Based on our growing pipeline of opportunities combined with our strong competitive position, we remain confident that we will be able to reach $200 million in revenue within the next 3 to 5 years."

    Outlook

    Management reiterates its second half of 2004 outlook, as stated in its September 27th announcement, that operating income and revenue could be as low as $0.4 million and $42 million, respectively, assuming the company does not receive additional BA-5390 orders during the remainder of the year.
    Based on its belief that the company will be awarded a portion of the Next Gen II Phase IV contract, and taking into account the uncertain timing of the award, management expects overall military sales will decline modestly in 2005. Management's assessment of the company's growth prospects in the commercial business remains unchanged, with commercial sales, including sales of rechargeable products, expected to increase throughout the year. As a result, management now anticipates 2005 revenue growth in the range of 10%-20% over 2004.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.
    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on October 28 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #992302, starting at 1:00 p.m. ET October 28 until 1:00 p.m. ET November 4.
    Ultralife and HiRate are registered trademarks of Ultralife
Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------

                                      Three Month       Nine Month
                                      Period Ended      Period Ended
                                   Sept 25, Sept 27, Sept 25, Sept 27,
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------

Revenues:
  Battery sales                    $23,931  $19,743  $78,639  $54,583
  Technology contracts                 462      131    1,181      829
                                   -------- -------- -------- --------
     Total revenues                 24,393   19,874   79,820   55,412

Cost of products sold:
  Battery costs                     19,178   15,936   60,631   43,200
  Technology contracts                 339       45      933      429
                                   -------- -------- -------- --------
     Total cost of products sold    19,517   15,981   61,564   43,629
                                   -------- -------- -------- --------

Gross margin                         4,876    3,893   18,256   11,783

Operating expenses:
  Research and development             692      652    1,755    1,883
  Selling, general, and
   administrative                    2,653    2,098    7,982    6,247
                                   -------- -------- -------- --------
     Total operating expenses        3,345    2,750    9,737    8,130
                                   -------- -------- -------- --------

Operating income                     1,531    1,143    8,519    3,653

Other income (expense):
  Interest, net                       (154)    (143)    (342)    (380)
  Gain from forgiveness of debt /
   grant                                 -      781        -      781
  Write-off of UTI investment and
   note                                  -        -   (3,951)       -
  Miscellaneous                        (61)      (4)      32      183
                                   -------- -------- -------- --------
Income before income taxes           1,316    1,777    4,258    4,237

Income taxes                          (101)       -      (22)       -
                                   -------- -------- -------- --------

Net income                          $1,417   $1,777   $4,280   $4,237
                                   ======== ======== ======== ========


Earnings per share - basic           $0.10    $0.13    $0.31    $0.33
                                   ======== ======== ======== ========
Earnings per share - diluted         $0.09    $0.12    $0.28    $0.31
                                   ======== ======== ======== ========


Average shares outstanding - basic  14,238   13,229   14,026   13,004
                                   ======== ======== ======== ========
Average shares outstanding -
 diluted                            15,121   14,361   15,104   13,701
                                   ======== ======== ======== ========


                      ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------



                                            September 25, December 31,
                   ASSETS                       2004         2003
                                            ------------- ------------

Current assets:
   Cash and investments                          $12,801         $880
   Trade accounts receivable, net                 12,060       17,803
   Inventories                                    14,516       10,209
   Prepaid expenses and other current assets       2,604        3,664
                                            ------------- ------------
     Total current assets                         41,981       32,556

Property and equipment                            20,318       18,213

Other assets                                         347        1,583
                                            ------------- ------------

   Total Assets                                  $62,646      $52,352
                                            ============= ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                                $2,570       $8,295
   Accounts payable                                5,599        6,385
   Other current liabilities                       3,763        3,174
                                            ------------- ------------
      Total current liabilities                   11,932       17,854

Long-term liabilities:
   Long-term debt and capital lease
    obligations                                    7,735           68
   Long-term swap liability                          152            -
                                            ------------- ------------
      Total long-term liabilities                  7,887           68

Shareholders' equity:
   Common stock, par value $0.10 per share         1,501        1,430
   Capital in excess of par value                124,807      120,626
   Accumulated other comprehensive loss             (858)        (723)
   Accumulated deficit                           (80,245)     (84,525)
                                            ------------- ------------
                                                  45,205       36,808
   Less --Treasury stock, at cost                  2,378        2,378
                                            ------------- ------------
       Total shareholders' equity                 42,827       34,430
                                            ------------- ------------

Total Liabilities and Shareholders' Equity       $62,646      $52,352
                                            ============= ============

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations Contact:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com